EXHIBIT 2.8

ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this "Assignment") is dated and effective as of this 18th day of September, 2002 (the "Transfer Date"), between CROWN AMERICAN PROPERTIES, L.P. a Delaware limited partnership ("Assignor"), and CROWN AMERICAN VALLEY VIEW ASSOCIATES LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("Assignee").

RECITALS

WHEREAS, Assignor is the holder of equitable title in and to property known as Valley View Mall and Valley Square situate partly in the City of La Crosse and partly in the city of Onalaska, La Crosse County, Wisconsin ("the Property") pursuant to that certain Purchase and Sale Agreement dated July 22, 2002 ("Agreement") between The Equitable Life Assurance Society of the United States, a New York corporation, solely on behalf and for the benefit of its Separate 8 Account known as the "Prime Property Fund", as seller ("Seller") and Assignor as Purchaser, as amended to date (all capitalized terms herein not otherwise defined shall have the meaning set forth in the Agreement); and

WHEREAS, Assignor desires to assign all of its right, title and interest in, to and under the Agreement and delegate all of its duties and obligations thereunder to Assignee; and

WHREAS, pursuant to Section 10.4 of the Agreement, Assignor may assign its rights under the Agreement to a subsidiary or affiliate without Seller's consent; and

WHREAS, Assignor is the sole limited partner of Assignee; and

WHEREAS, Assignee desires to accept Assignor's assignment of its rights under the Agreement and further desires to assume all of Assignor's duties and obligations thereunder.

NOW THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by Assignor, and in accordance with the terms of the Agreement and intending to be legally bound hereby, Assignor, Assignee and Seller agree as follows:

1. Recitals. The foregoing recitals are incorporated herein by reference as if fully set forth below.

2. Assignment by Assignor. Assignor hereby sells, assigns, transfers, sets over and delivers to Assignee all of Assignors' right, title and interest in, to and under the Agreement and the Property as Purchaser.

3. Assumption by Assignee. Assignee hereby accepts the foregoing assignment and does hereby assume all of the Purchaser's duties and obligations under the Agreement.

4. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and any party hereto may execute this Assignment by signing any such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

CROWN AMERICAN PROPERTIES, L.P.,

a Delaware limited partnership

By: Crown American Realty Trust, its sole general partner

By: /s/ Ronald P. Rusinak

Name: Ronald P. Rusinak

Title: Vice President

ASSIGNEE:

CROWN AMERICAN VALLEY VIEW ASSOCIATES LIMITED PARTNERSHIP, a Pennsylvania limited partnership

By: Crown American Valley View associates, a

Delaware statutory trust, its sole general partner

By: /s/ Ronald P. Rusinak

Name: Ronald P. Rusinak

Title: Vice President